Exhibit 10.7

CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2010

FIRST INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety, effective as of January 1, 2010.

2.

Subsequent to the most recent amendment and restatement of the Plan, it has become necessary to amend the Plan to provide for the merger of the Hybricon Employees Savings and Security Plan (the “Hybricon Plan”) into the Plan.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time.

4.

Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company if they are required for administrative purposes and do not have a material impact on costs or benefit levels.

Amendments to the Plan:

1.	The Hybricon Plan shall be and hereby is merged into the Plan, effective December 31, 2010, with the surviving plan being this Plan.

2.

Accounts transferred to the Plan from the Hybricon Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. A Member may thereafter change the investment of his Account, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this _____ day of __________________, 2010.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: